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                                                                   EXHIBIT 10.16

             [EOTT ENERGY OPERATING LIMITED PARTNERSHIP LETTERHEAD]




December 19, 2000


                           CRUDE OIL PURCHASE CONTRACT


Coho Resources, Inc.
14785 Preston Road
Suite 865
Dallas, Texas 75240

Attn:     Mr. Gary Pittman
          Chief Financial Officer

Re:       EOTT CONTRACT NO. TP00-1018776
          COHO CONTRACT NO. ____________

Gentlemen:

When accepted by you in the manner hereinafter indicated, this shall evidence the agreement ("Agreement") by and between COHO RESOURCES, INC., hereinafter referred to as "COHO", and EOTT ENERGY OPERATING LIMITED PARTNERSHIP, hereinafter referred to as "EOTT", under the terms of which, and in consideration of the promises made hereunder and for other valuable consideration received, such parties shall sell and buy the hereinafter described crude oil and/or condensate ("crude oil") as follows:

I.        TERM:

          Commencing at 7:00 a.m. Central Time on November 1, 2000 to 7:00 a.m. Central Time on December 31, 2001. Termination shall not affect rights or obligations of either party accrued prior to the date of termination.

II.       TYPE OF OIL:

          Subject to the terms hereof, COHO shall deliver to EOTT COHO's owned or controlled production of Mississippi Light Sweet, Mississippi Light Sour and Mississippi Heavy Sour types of crude oil as listed on Attachment "A" hereto.

III.      QUANTITY:

          Volume to fluctuate with COHO's production from the Leases or Units listed on Attachment "A." Production from the properties listed on Attachment "A" currently averages eight thousand (8,000) barrels per day.



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IV.       DELIVERY:

          COHO shall deliver to EOTT at various lease sites, per Attachment "A", by tank gauges and/or meters into EOTT's designated carrier(s) with title and risk of loss to pass to EOTT as the oil passes through the outlet flange of COHO's tankage and/or meters. If Attachment "A" does not list all applicable leases, said leases shall nevertheless be covered hereunder and the parties hereto shall amend Attachment "A" as needed.

V.        PRICE:

          For each barrel of crude oil delivered to EOTT hereunder during each calendar month, EOTT shall pay EOTT's average daily posted price for the applicable calendar month, with adjustment made for gravity delivered, plus the applicable per barrel premium, as per Attachment "A" incorporated herein and made a part hereof for all purposes. For pricing purposes, all crude oil delivered hereunder during any calendar month will be considered to have been delivered in equal daily quantities during each such month.

VI.       PAYMENT:

          Payment shall be made by EOTT by open division order, less applicable production and severance taxes, by check, except COHO shall receive payment for its interest by wire transfer on the twentieth (20th) day of the calendar month following the calendar month of delivery.

VII.      DIVISION ORDERS:

          All division orders, division order documents and division order matters shall be sent to the following addresses:

          EOTT Energy Operating Limited         Coho Resources, Inc.
            Partnership                         Attn: Division Order Department
          Attn: Division Order Department       14785 Preston Road, Suite 860
          P.O. Box 4666                         Dallas, Texas 75240
          Houston, TX 77210-4666

          If any division orders are executed pursuant to this Agreement, and in the event of any irreconcilable conflict between the terms of any such division orders and this Agreement, the terms of this Agreement shall be deemed controlling, even if the division orders are dated subsequent to this Agreement.

VIII.     SPECIAL PROVISIONS:

          (A) COHO shall fully defend and indemnify EOTT against, and hold EOTT fully harmless from, any claim, action, suit, demand or complaint (of any nature whatsoever) which any interest owner in any well (on any lease which is covered or affected hereby) may bring in connection with (i) COHO's ability to enter into this Agreement with EOTT, or (ii) any production proceeds paid out by EOTT to COHO pursuant to this Agreement. COHO warrants unto EOTT that COHO has full right and authority to enter into this Agreement for all of the crude oil committed by COHO hereunder, and that COHO is violating no duty or obligation which it may have to any third party in entering into this Agreement, provided, however, EOTT acknowledges that under certain agreements between COHO and other working interest owners COHO's authority to market crude oil is limited to periods not exceeding one year, but EOTT may rely upon COHO's authority to market in the case of any and all crude oil actually delivered to EOTT hereunder.

          (B) All crude oil delivered to EOTT hereunder will be crude oil delivered in accordance with the quality standards set forth herein (including the General Provisions attached hereto), and COHO will fully indemnify EOTT against and hold EOTT harmless from any loss, damage, harm, liability, claim, action, suit, demand or complaint, of any nature whatsoever, which EOTT may



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                  suffer as a result of receiving non-standard crude oil from
                  COHO at the point of title transfer set forth herein as a consequence of COHO's intentional addition in such crude oil of any contaminant.

          (C) This Agreement is subject to the General Provisions which are attached hereto and made a part hereof for all purposes.

IX.       ADDITIONAL LEASE PRODUCTION:

          EOTT agrees that any production which is subsequently owned, developed, controlled, or acquired by COHO where COHO has the right to market the production, in the State of Mississippi during the Term of this Agreement shall be automatically added to this Agreement, provided the said production is a type of crude oil then being purchased by EOTT and is located in an area from which EOTT then makes crude oil purchases. The pricing for any additional production added to this Agreement under this Paragraph IX shall be priced according to crude oil grade as follows:

          (i) For Mississippi Light Sweet type crude oil: EOTT's posted price for South Louisiana Sweet, with adjustment made for gravity delivered, plus $1.50 per barrel premium, based on deemed equal daily deliveries during each calendar month.

          (ii) For Mississippi Light Sour type crude oil: EOTT's posted price for Mississippi Light Sour, with adjustment made for gravity delivered, plus $1.70 per barrel premium, based on deemed equal daily deliveries during each calendar month.

          (iii) For Mississippi Heavy Sour type crude oil transported by pipeline: EOTT's posted price for Mississippi Light Sour, with adjustment made for gravity delivered, plus $1.70 per barrel premium, based on deemed equal daily deliveries during each calendar month. For Mississippi Heavy Sour type crude oil transported by truck: EOTT's posted price for Mississippi Light Sour, with adjustment made for gravity delivered, plus $1.00 per barrel premium, based on deemed equal daily deliveries during each calendar month.

X.        OTHER PRODUCTION:

          COHO also grants EOTT the right of first refusal to purchase any "other" production which is owned, developed, controlled, or acquired at any time by COHO where COHO has the right to market the production in the states of Mississippi or Alabama during the Term of this Agreement (meaning any crude oil type which is not being purchased by EOTT or any crude oil in any area from which EOTT does not make crude oil purchases). The notice period for the right of first refusal shall be for a period of thirty (30) days from the date EOTT receives notice from COHO of any offers. As to such "other" production, EOTT shall have the right, but not the obligation, to add same to this Agreement. The price structure for any other grade of Mississippi crude oil or for any additional crude oil production in the State of Alabama which becomes subject to this Agreement shall be negotiated at the time of COHO's acquisition of such production. In the event EOTT and COHO cannot agree upon the applicable pricing structure for any such production, the matter shall be submitted to arbitration for binding resolution.

XI.       RIGHT TO SWITCH PRICING METHOD:

          Reference is made to the one-time right to switch the pricing method (which is described in parts I, II and III of Attachment "A"). Subject to the same timing and other requirements set forth in Attachment "A," COHO shall have the same, one-time right to switch the pricing method as to each of the crude types set forth in Paragraphs IX(i), IX(ii), and IX(iii) above, as follows:



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          (a)     For the Mississippi Light Sweet type crude covered under
                  Paragraph IX(i) above, COHO may elect to switch the pricing to the average of Plains Marketing's and EOTT's daily posted prices for Louisiana Light Sweet crude oil during the applicable calendar month of delivery hereunder, with adjustment made for gravity delivered, plus $1.50 per barrel.

          (b) For the Mississippi Light Sour type crude covered under Paragraph IX(ii) above, COHO may elect to switch the pricing to the average of Equiva's and EOTT's daily posted prices for Mississippi Sour crude oil during the applicable calendar month of delivery hereunder, with adjustment made for gravity delivered, plus $1.70 per barrel.

          (c) For the Mississippi Heavy Sour type crude covered under Paragraph IX(iii) above, COHO may elect to switch the pricing to the average of Equiva's and EOTT's daily posted prices Mississippi Sour crude oil during the applicable calendar month of delivery hereunder, with adjustment made for gravity delivered, plus $1.70 per barrel for those barrels gathered by pipeline or plus $1.00 per barrel for those barrels gathered by truck.

          This one-time right to switch the pricing method shall be exercisable by thirty (30) days' written notice from COHO to EOTT, to be effective on the first day of any calendar month after the notice period as designated by COHO in such notice.

XII.      RENEWAL TERMS:

          Prior to the expiration of this Agreement, EOTT and COHO shall endeavor to negotiate a new, mutually-agreeable agreement, or a mutually-agreeable extension of this Agreement. Should the parties be unable to agree upon the terms for a new agreement or an extension, or should COHO notify EOTT that it does not wish to negotiate a new agreement or an extension, EOTT and COHO shall be bound by the following terms and conditions:

          (i) COHO shall solicit bonafide competitive bids from other purchasers (unrelated to COHO) for purchases to be made on or after January 1, 2002, and EOTT shall have the right and option, but not the obligation, to match any bonafide written offer (from any bonafide crude oil purchaser) which COHO will otherwise act upon. COHO shall submit any such bonafide written offer to EOTT no later than December 1, 2001, and EOTT shall advise COHO, no later than December 19, 2001, as to whether EOTT will match such written offer.

          (ii) If COHO proceeds under Paragraph XII(i) above, and if EOTT elects not to match an applicable bonafide written offer from a bonafide crude oil purchaser, EOTT shall, at COHO's option, enter into a buy/sell agreement with COHO whereby EOTT shall purchase a volume and quality of Mississippi/Alabama crude oil equal to the lease production covered under this Agreement as of December 31, 2001, and sell back to COHO a corresponding volume of crude oil of the grade(s) and quality(ies) provided below. Such delivery back to COHO shall be at either Genesis Pipeline Company's Liberty, Mississippi Station or within TEPPCO Pipeline's facilities at Cushing, Oklahoma, or any combination of these locations, at COHO's option. In the case of deliveries back to COHO at Genesis Pipeline Company's Liberty, Mississippi Station, EOTT shall deliver back to COHO substantially the same grades and qualities of crude oil as are delivered by COHO to EOTT in the applicable calendar month. In the case of deliveries back to COHO within TEPPCO Pipeline's facilities at Cushing, Oklahoma, EOTT shall deliver back to COHO West Texas Intermediate type crude oil. All deliveries made by EOTT to COHO shall be subject to location differentials (in favor of EOTT) and shall be established when the buy/sell agreement is negotiated, with binding arbitration to be used if such differentials cannot be agreed upon. Subject to the location differentials described in the preceding sentences of this Paragraph XII(ii), (a) pricing for all deliveries made by COHO to EOTT pursuant to the buy/sell agreement shall be based upon mutually-agreeable area posted prices for the grades and qualities of crude oil delivered by COHO to EOTT thereunder, (b) pricing for all deliveries made by EOTT back to



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                  COHO at Genesis Pipeline Company's Liberty, Mississippi
                  Station pursuant to the buy/sell agreement shall be based upon the same posted prices determined in accordance with part (a) of this sentence, and (c) pricing for all deliveries made by EOTT back to COHO within TEPPCO Pipeline's facilities at Cushing, Oklahoma pursuant to the buy/sell agreement shall be based upon mutually-agreeable posted prices for West Texas Intermediate type crude oil. If agreement cannot be reached on a specific posted price, then an average of all market related area posted prices for grade and quality of oil delivered shall be used.

XIII.     ARBITRATION:

          Wherever in this Agreement a provision is made for resolution of a disagreement between the parties by arbitration, such arbitration proceedings shall be conducted in accordance with the commercial arbitration rules, then in effect, of the American Arbitration Association. All such arbitration proceedings shall be conducted in Houston, Texas unless otherwise agreed upon by the parties.

XIV.      ASSIGNABILITY:

          This Agreement, or any portion thereof, shall not be assignable by either party without the prior written consent from the other party, which consent shall not be unreasonably withheld. No assignment shall be binding on either party unless and until the other party has received written notice of the assignment and provided its written consent.

XV.       NO PARTNERSHIP OR JOINT VENTURE:

          Nothing contained herein is intended to constitute a partnership or joint venture between the parties.

          If the foregoing accurately reflects our agreement, please execute this document in the space provided below and return a fully executed counterpart hereof to EOTT for its files.

Sincerely,

EOTT ENERGY OPERATING LIMITED PARTNERSHIP
By:  EOTT Energy Corp., its General Partner


By:     /s/ DAN E. COLE
   -----------------------------------------
            Dan E. Cole
            General Manager
            Gulf Coast Region

ACCEPTED AND AGREED TO THIS 18TH DAY OF JANUARY, 2001

BY:  COHO RESOURCES, INC.


By:    /s/ GARY L. PITTMAN
    ------------------------------------------
Title:     CFO
       ---------------------------------------



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